TBS International Limited Announces the Acquisition of a Handysize Bulk Carrier

HAMILTON, BERMUDA - July 10, 2007 - TBS International Limited (NASDAQ: TBSI) reported today that it has entered into an agreement to acquire a handysize bulk carrier, the M.V. Elsa Oldendorff. TBS agreed to acquire the vessel charter free for $29.0 million. The vessel is expected to be delivered to TBS between November 1 and December 30, 2007.

The 24,021 dwt vessel, to be renamed the M.V. Arapaho Belle, was built in 1998. Following this acquisition, as well as the recently announced acquisition of the 1990-built 42,475 dwt M.V. Yakima Princess, which is expected to be delivered to TBS between July and October 2007, the TBS fleet will be comprised of 35 vessels, with an aggregate of 1,058,482 dwt.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated:
“Continuing with our fleet renewal and expansion program, we are pleased to announce the addition to our fleet of the handysize bulk carrier M.V. Arapaho Belle. This latest acquisition by TBS is in line with our strategy of growing our fleet in response to the growth of our business. It will enable us to better serve the growing needs of our customers and to accommodate the strong demand we are experiencing in the markets we serve. As our business continues to grow, we are looking for additional fleet expansion opportunities in the secondhand market, while we are waiting for the delivery in 2009 and 2010 of the six multipurpose newbuildings which we have on order with China Communications Construction Company Ltd. and Nantong Yahua Shipbuilding Co., Ltd.”

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the buyer and seller of the vessel to satisfy customary conditions to our obligation to purchase the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Visit our website at www.tbsship.com

For more information, please contact:
Company Contact:
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer
TBS International Limited
Tel. 914-961-1000
 InvestorRequest@tbsship.com

Investor Relations / Media:
Nicolas Bornozis
Capital Link, Inc. New York
Tel. 212-661-7566
E-mail: nbornozis@capitallink.com